                                                                    EXHIBIT 2.17


                           ASSET PURCHASE AGREEMENT


                                    Between


                  EVERGREEN MEDIA CORPORATION OF LOS ANGELES


                                      and


                        GREATER WASHINGTON RADIO, INC.



                           Dated as of June 13, 1996

                               TABLE OF CONTENTS


                                                                     Page
ARTICLE I       DEFINITIONS........................................     1

ARTICLE II      PURCHASE OF ASSETS.................................     4
     2.1  Closing..................................................     4
     2.2  Transfer of Assets.......................................     5
     2.3  Excluded Assets..........................................     5
     2.5  Allocation and Appraisal.................................     6

ARTICLE III     ASSUMPTION OF LIABILITIES..........................     7

ARTICLE IV      GOVERNMENTAL CONSENTS..............................     7
     4.1  FCC Consent..............................................     7
     4.2  Compliance with HSRA.....................................     8
     4.3  Other Governmental  Consents.............................     8

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF BUYER............     8
     5.1  Organization and  Standing...............................     8
     5.2  Authorization and Binding Obligation.....................     8
     5.3  FCC Qualifications.......................................     9
     5.4  Absence of Conflicting Agreements or Required Consents...     9
     5.5  Litigation...............................................     9

ARTICLE VI      REPRESENTATIONS AND WARRANTIES OF SELLER...........     9
     6.1  Organization and Standing................................     9
     6.2  Authorization and Binding Obligation.....................    10
     6.3  Absence of Conflicting Agreements or Required Consents...    10
     6.4  Governmental Authorization...............................    10
     6.5  Owned Real Property......................................    11
     6.6  Real Property Leases.....................................    12
     6.7  Title to and Condition of Personal Property..............    12
     6.8  Intellectual Property....................................    13
     6.9  Contracts................................................    13
     6.10 Personnel Information....................................    14
     6.11 Employee Benefit Plans...................................    14
     6.12 Litigation...............................................    15
     6.13 Compliance with Laws.....................................    15
     6.14 Transaction with Affiliates..............................    15
     6.15 Financial Statements.....................................    15



     6.16  Absence of Changes or Events............................    16
     6.17  Insurance...............................................    16
     6.18  Taxes...................................................    16
     6.19  Environmental Matters...................................    16
     6.20  Bankruptcy..............................................    17
     6.21  Station Assets..........................................    17
     6.22  Foreign Investment in Real Property Tax Act.............    17
     6.23  Disclosure..............................................    17

ARTICLE VII     COVENANTS OF SELLER................................    18
     7.1  Interim Operation........................................    18
     7.2  Access to Station........................................    19
     7.3  Third-Party Consents.....................................    19
     7.4  Notification.............................................    19
     7.5  No Inconsistent Action...................................    19
     7.6  Estoppel Certificates; Consent and Waiver................    19

ARTICLE VIII    ADDITIONAL COVENANTS...............................    20
     8.1  Reasonable Best Efforts..................................    20
     8.2  Control of Station.......................................    20
     8.3  Employees................................................    20
     8.4  Renewal of Contracts.....................................    20
     8.5  Post-Closing Covenants...................................    20

ARTICLE IX      CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO
                CLOSE..............................................    21
     9.1  Representations, Warranties and Covenants................    21
     9.2  Governmental Consents....................................    21
     9.3  Adverse Proceedings......................................    21
     9.4  Deliveries...............................................    22
     9.5  WEBR.....................................................    22

ARTICLE X       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
                CLOSE..............................................    22
     10.1  Representations, Warranties and Covenants...............    22
     10.2  Governmental Consents...................................    22
     10.3  Adverse Proceedings.....................................    22
     10.4  Deliveries..............................................    22
     10.5  WEBR....................................................    23

ARTICLE XI      DOCUMENTS TO BE DELIVERED AT THE CLOSING...........    23
     11.1  Documents to be Delivered by Seller.....................    23
     11.2  Documents to be Delivered by Buyer......................    24



ARTICLE XII     TRANSFER TAXES; FEES AND EXPENSES..................    24
     12.1  Transfer Taxes and Similar Charges......................    24
     12.2  Expenses................................................    25

ARTICLE XIII    BROKER'S COMMISSION OR FINDER'S FEE................    25
     13.1  Buyer's Representation and Agreement to Indemnify.......    25
     13.2  Seller's Representation and Agreement to Indemnify......    25

ARTICLE XIV     INDEMNIFICATION....................................    26
     14.1  Indemnification by Seller...............................    26
     14.2  Indemnification by Buyer................................    27
     14.3  Indemnification Procedures..............................    28

ARTICLE XV      TERMINATION RIGHTS.................................    30
     15.1  Termination.............................................    30
     15.2  Liability...............................................    31

ARTICLE XVI     REMEDIES UPON DEFAULT..............................    31
     16.1  Specific Performance....................................    31

ARTICLE XVII    OTHER PROVISIONS...................................    32
     17.1  Risk of Loss............................................    32
     17.2  Publicity...............................................    32
     17.3  Benefit and Assignment..................................    32
     17.4  No Third Party Beneficiaries............................    33
     17.5  Nature of  Representations and Warranties;
           Entire Agreement; Amendments, etc.......................    33
     17.6  Interpretation..........................................    34
     17.7  Choice of Law; Jurisdiction.............................    34
     17.8  Notices.................................................    34
     17.9  Counterparts............................................    35
     17.10  Further Assurances.....................................    35

SCHEDULES

4.3    Other Governmental Consents
5.1    Jurisdictions of Qualification
6.1    Jurisdictions of Qualification
6.3    Seller's Required Consents
6.4    Station Licenses and Governmental Consents
6.5    Owned Real Property
6.6    Real Property Leases
6.7    Personal Property
6.8    Intellectual Property
6.9    Contracts
6.10   Personnel Information
6.11   Employee Plans
6.12   Litigation Involving Seller
6.14   Transactions with Affiliates
6.15   Financial Statements
6.16   Absence of Changes or Events
6.17   Insurance
6.21   Station Assets

                           ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of June 13, 1996, between Greater Washington Radio, Inc., a Delaware corporation ("Seller"), and Evergreen Media Corporation of Los Angeles, a Delaware corporation ("Buyer").

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below.

     1.1 "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     1.2 "Business Day" shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.

     1.3  "Closing Date" shall mean the date on which the Closing is completed.

     1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended, together with all regulations and rulings issued thereunder by any govern mental authority.

     1.5 "Contracts" shall mean all contracts, agreements, purchase orders and leases of whatever nature, whether written or oral, used in, held for use in connection with or necessary for the conduct of the business or operations of the Station or the Station Assets, including, without limitation, those contracts, agree ments, purchase orders and leases set forth on Schedules 6.6,
                                                                --------------
6.7 and 6.8 to this Agreement, but excluding the Real Property Leases and the
- -----------
contract with Research Group, Inc.

     1.6 "Cut-Off Time" shall mean 12:01 a.m., local time, on the date on which Seller actually receives the Purchase Price (as defined in Section 2.4(a)).

     1.7 "Environmental Laws" shall mean all applicable local, state and federal statutes and regulations relating to the protection of human health or the environment, including the FCC's regulations concerning radio frequency radiation.

     1.8 "FCC Application" shall mean the application or applications that Seller and Buyer must file with the Federal Communications Commission (the "FCC") requesting its consent to the assignment of the Station Licenses from Seller to Buyer.

     1.9 "FCC Consent" shall mean the action by the FCC granting the FCC Application.

     1.10 "Final Order" shall mean action by the FCC or by its staff pursuant to delegated authority (i) which has not been vacated, reversed, stayed, set
                        -
aside, annulled or suspended, (ii) with respect to which no timely appeal,
                               --
request for stay or petition for rehearing, reconsideration or review by any party or by the FCC on its own motion, is pending, and (iii) as to which the
                                                        ---
time for filing any such appeal, request, petition, or similar document or for the reconsideration or review by the FCC on its own motion under the Communications Act of 1934, as amended (the "Communications Act"), and the rules and regulations of the FCC, has expired.

     1.11  "Financial Statements" shall mean (i) the unaudited balance sheets
                                              -
for the Station as of September 30, 1994 and September 30, 1995, and the related statements of operations and cash flows for the fiscal years then ended and (ii)
                                                                             --
the unaudited quarterly balance sheets for the Station as of December 31, 1995 and March 31, 1996, and the related statements of operations and cash flows for the fiscal quarters then ended.

     1.12 "Hazardous Substance" shall mean asbestos-containing material and any and all hazardous or toxic substances, materials or wastes as defined or listed under the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Comprehensive Environmental Response, Compensation and Liability Act or any comparable state statute or any regulation promulgated under any of such federal or state statutes.

     1.13 "HSRA" shall mean the Hart-Scott-Rodino Antitrust Im provements Act of 1976, as amended, and the regulations adopted thereunder.

     1.14 "Intellectual Property" shall mean all right, title and interest in and to the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, jingles, know-how, confidential business and technical information, computer software, data and documentation, and all similar intangible property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses or permits to use any of the foregoing, used in, held for use in connection with or necessary for the conduct of the business or operations of the Station or the Station Assets.

     1.15 "Liens" shall mean all debts, liens, charges, security interests, mortgages, pledges, judgments, trusts, adverse claims, liabilities, encumbrances and other impairments of title.

     1.16 "Non-LMA Contracts" shall mean those Contracts which are not assigned to Buyer as of the Commencement Date (as defined in the Time Brokerage Agreement) because the requisite third party consents had not been obtained by that date but which will be assigned to Buyer as of the date such third party consents are obtained.

     1.17 "Owned Real Property" shall mean all real property and interests in real property owned by Seller and used in, held for use in connection with, necessary for the conduct of or otherwise material to, the business or operations of the Station or the Station Assets, together with all easements and other appurtenances for the benefit thereof.

     1.18  "Permitted Liens" shall mean (i) carriers', materialmen's,
                                         -
mechanics', workmen's, warehousemen's, repairmen's, vendors' or other similar Liens arising in the ordinary course of business for sums not yet delinquent or that are being contested in good faith, (ii) Liens for taxes, assessments or
                                         --
governmental charges not yet due and payable, (iii) Liens of landlords arising
                                               ---
by operation of law for the payment of sums not yet due and payable and (iv)
                                                                         --
easements, rights-of-way, encroachments and other similar restrictions, in each case not materially interfering with the conduct of the business of the Station.

     1.19 "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     1.20 "Personal Property" shall mean all equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and other tangible personal property used in, held for use in connection with or necessary for the conduct of the business or operations of the Station or the Stations Assets.

     1.21 "Real Property Leases" shall mean the leases, subleases, licenses and occupancy agreements, including any amendments thereto, relating to real property used in, held for use in connection with or necessary for the conduct of the business or operations of the Station or the Station Assets, together with all easements and other appurtenances for the benefit thereof.

     1.22  "Station" shall mean radio station WWRC(AM), Washington, D.C.

     1.23 "Station Licenses" shall mean the licenses, permits and other authorizations issued by the FCC, the Federal Aviation Administration and any other federal, state or local governmental or regulatory authorities to Seller and used in, held for use in connection with or necessary for the conduct of the business or operations of the Station or the Station Assets, including, without limitation, those specified in Schedule 6.4.
                               ------------

     1.24 "Station Records" shall mean all files, records, logs, program materials, programs, lists, music libraries, public inspection files that relate solely to the Station and all proprietary information and data, maps, plans, diagrams, blueprints, schematics and technical drawings, engineering records, and FCC applications and filings maintained solely with respect to the Station pursuant to the rules and regulations of the FCC.

     1.25 "Tax" shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, em ployment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

     1.26 "Time Brokerage Agreement" shall mean the Time Brokerage Agreement, dated as of the date hereof, by and between Seller and Buyer.


                                   ARTICLE II

                               PURCHASE OF ASSETS
                               ------------------

     2.1  Closing.  Subject to the terms and conditions of this Agreement, the
          -------
closing of this transaction (the "Closing") shall take place on a Business Day that is at least five but no more than ten Business Days after each of the conditions specified in Sections 9.2 and 10.2 hereof has been satisfied, or on such other date as the parties may agree. Buyer shall designate the date of Closing in accordance with the terms of the preceding sentence by giving Seller at least four Business Days prior written notice of such Closing. The Closing shall be held at 10:00 a.m. in the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, or at such other place or time as the parties may agree.

     2.2  Transfer of Assets.  At the Closing, Seller shall sell, assign,
          ------------------
transfer and convey or cause to be sold, assigned, transferred or conveyed to Buyer and Buyer shall purchase from Seller, all of the assets, real, personal and mixed, tangible and intangible, used in, held for use in connection with or necessary for the conduct of the business and operations of the Station other than the Excluded Assets (as defined below), including, but not limited to, all of Seller's right in and to (a) all accounts receivable arising out of or
                             -
relating to the operation of the Station after 12:01 a.m., local time, on the Commencement Date (as defined in the Time Brokerage Agreement), (b) the Owned
                                                                 -
Real Property, (c) the Real Property Leases, (d) the Station Licenses (including
                -                             -
renewals or modifications of such licenses and applications therefor) and all its rights in and to the call letters "WWRC", (e) the Personal Property, (f) the
                                               -                          -
Non-LMA Contracts, (g) the Intellectual Property and (h) the Station Records
                    -                                 -
(collectively, the "Station Assets") The Station Assets shall be transferred to Buyer free and clear of all Liens, except for Permitted Liens.

     2.3  Excluded Assets.  Notwithstanding anything to the contrary set forth
          ---------------
herein, the Station Assets shall not include the following (collectively, the "Excluded Assets"):

     (a) all accounts receivable arising out of or relating to the operation of the Station before 12:01 a.m., local time, on the Commencement Date (as defined in the Time Brokerage Agreement);

     (b) all books and records that Seller is required by law to retain, and all payables records and invoices, provided that, at Buyer's request, Seller shall provide Buyer, at Seller's expense, with copies of such records covering the period that Seller was licensee of the Station;

     (c) all books, records, and other intangible assets related solely to Seller's internal corporate matters and not related to the operation of the Station;

     (d) all claims, rights, and interest in and to any refunds for federal, state or local franchise, income or other Taxes or fees of any nature whatsoever relating to Taxes and fees for which Seller is the responsible party;

     (e) without in any way limiting Buyer's rights under the Time Brokerage Agreement, Seller's cash on hand as of the Cut-Off Time and all other cash in any bank account of Seller; any and all cash equivalents, certificates of deposit, bonds, repurchase agreements, letters of credit, mar ketable securities, or other similar items;

     (f) all insurance policies, except for any rights thereunder that may be assigned to Buyer pursuant to Section 17.1; and

     (g) all Employee Plans, including all trusts and other funding arrange ments and the assets thereof.

     2.4  Purchase Price.  (a) In consideration for the sale, assignment,
          --------------
transfer and conveyance of the Station Assets by Seller to Buyer, Buyer shall pay an aggregate amount of $22,500,000 (the "Purchase Price") to Seller at Closing by wire transfers of immediately available funds to such account of Seller as Seller shall have designated to Buyer at least two Business Days before Closing.

     (b)  In the event (i) the main authorization for the Station issued by the
                        -
FCC is assigned to any unaffiliated third party, whether as the result of a stock sale, merger or asset sale (a "Sale Transaction"), within 18 months following the Closing Date and (ii) the aggregate purchase paid to Buyer,
                                --
together with any of its Affiliates and any equity holders of Buyer or its Affiliates, in respect of any such Sale Transaction, including consideration paid in the form of cash, equity securities and the assumption or repayment of indebtedness of the Station (the "Aggregate Consideration"), exceeds $18,000,000, then Buyer shall be obligated to pay to Seller as additional Purchase Price for the Station Assets an amount equal to 50% of the excess of
(x) the Aggregate Consideration over (y) $18,000,000.  Buyer shall promptly
 -                                    -
notify Seller in writing after any agreement to effect a Sale Transaction shall have been reached and shall give Seller at least four Business Days prior written notice of the closing of such Sale Transaction. Any amount payable to Seller pursuant to this Section 2.4(b) shall be paid contemporaneously with the closing of such Sale Transaction by wire transfer of immediately available funds to such account of Seller as Seller shall have designated to Buyer at least two Business Days before such closing. The provisions of this Section 2.4(b) are intended to apply only to a Sale Transaction which is effected on a stand-alone basis and not as part of a transaction involving the sale of multiple radio stations of Buyer and its Affiliates or as an exchange of assets for other property of like kind within the meaning of section 1031 of the Code.

     2.5  Allocation and Appraisal.  Prior to the Closing, Buyer and Seller
          ------------------------
agree to negotiate in good faith an allocation of the Purchase Price and other relevant items among the Station Assets in accordance with section 1060 of the Code. To the extent an agreement on such allocation is reached, Buyer and Seller shall, and shall cause each of their Affiliates to, (i) prepare and file all
                                                     -
statements or other information required to be furnished to any taxing authority pursuant to section 1060 of the Code or other applicable tax law in a manner consistent with such allocation and (ii)
                                                                             --
prepare all tax returns and reports required to be filed by them in a manner consistent with such allocation, and neither Buyer nor Seller shall not take any position contrary to such allocation with any government agency or taxing authority.


                                  ARTICLE III

                           ASSUMPTION OF LIABILITIES
                           -------------------------

     Buyer shall not assume or undertake to pay, satisfy or discharge any liabilities, obligations, commitments or responsibilities of Seller except for those arising under Contracts and Real Property Leases assumed by Buyer under the Time Brokerage Agreement or this Agreement and then with respect to any such Contract or Real Property Lease only those liabilities, obligations, commitments and responsibilities accruing after and relating exclusively to the operation of the Station after the date on which such Contract or Real Property Lease was assumed.


                                   ARTICLE IV

                             GOVERNMENTAL CONSENTS
                             ---------------------

     4.1  FCC Consent.  (a)  The assignment of the Station Licenses as
          -----------
contemplated by this Agreement is subject to the prior consent and approval of the FCC.

     (b) No later than 60 days after the date of this Agreement Buyer and Seller shall file the FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application with all reasonable diligence and otherwise use their reasonable best efforts to obtain the grant of the FCC Application as expeditiously as practicable. Neither party shall have any obligation to satisfy any complainant or the FCC by taking any steps which would have a material adverse effect upon such party or upon any of its Affiliates, but neither the expense nor inconvenience to a party of defending against a complainant or an inquiry by the FCC shall be considered a material adverse effect on such party. If the FCC Consent imposes any condition on any party hereto, such party shall use its reasonable best efforts to comply with such condition; provided,
                                                               --------
however, that no party shall be required to comply with any condition that would
- -------
have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party or parties affected shall vigorously oppose such efforts for reconsideration or judicial review; provided further, however, that nothing
                                    -------- -------  -------
herein shall be construed to limit a party's right to terminate this Agreement pursuant to Article XV.

     4.2  Compliance with HSRA.  Buyer and Seller shall make or cause to be
          --------------------
made in a timely fashion, and in any event within 15 Business Days after the date of this Agreement, all filings which are required in connection with the transactions contemplated hereby under the HSRA, and shall furnish to the other party all information that the other reasonably requests in connection with such filings.

     4.3  Other Governmental Consents.  Promptly following the execution of
          ---------------------------
this Agreement, the parties shall prepare and file with the appropriate governmental authorities any requests for approval or waiver not referred to in Sections 4.1 and 4.2 that are required from such governmental authorities in connection with the transactions contemplated hereby and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers. All such governmental approvals and waivers not referred to in Sections 4.1 and 4.2 are listed in Schedule 4.3.
                                                                  ------------


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     Buyer represents and warrants to Seller, in each case to the knowledge of Buyer, as follows:

     5.1  Organization and Standing.  Buyer is a corporation duly formed,
          -------------------------
validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business in, and is in good standing in each jurisdiction where such qualification is necessary, all of which jurisdictions are listed on Schedule 5.1, and Buyer has all necessary corporate power and
              ------------
authority under its certificate of incorporation and by-laws to own, lease and operate the Station Assets and to carry on the business of the Station as proposed to be conducted by Buyer after the Closing Date.

     5.2  Authorization and Binding Obligation.  Buyer has all necessary
          ------------------------------------
corporate power and authority to enter into and perform its obligations under this Agreement, the Time Brokerage Agreement and the transactions contemplated hereby and thereby, and Buyer's execution, delivery and performance of this Agreement and the Time Brokerage Agreement have been duly and validly authorized by all necessary corporate action on its part. This Agreement and the Time Brokerage Agreement have been duly executed and delivered by Buyer and constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

     5.3  FCC Qualifications.  There are no facts which, under the
          ------------------
Communications Act, or the existing rules and regulations of the FCC, would disqualify Buyer from becoming the assignee of the Station Licenses or from con summating the transactions contemplated herein or by the Time Brokerage Agreement within the times contemplated herein or therein. Buyer is financially qualified (as defined by the FCC) to consummate the transaction contemplated hereby.

     5.4  Absence of Conflicting Agreements or Required Consents.  Except as
          ------------------------------------------------------
set forth in Article IV with respect to governmental consents, the execution, delivery and performance of this Agreement and the Time Brokerage Agreement by
Buyer:  (a) do not require the consent of any third party; (b) will not violate
         -                                                  -
any provision of Buyer's certificate of incorporation or by-laws; (c) will not
                                                                   -
violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party or is bound; and (d) will not, either alone or with the giving of notice or the
               -
passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is now subject.

     5.5  Litigation.  There is no claim, litigation, proceeding or
          ----------
investigation pending or threatened, which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by Buyer in connection with this Agreement or the Time Brokerage Agreement.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

     Seller represents and warrants to Buyer, in each case to the knowledge of Seller (except with respect to the matters set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.5 and 6.21), as follows:

     6.1  Organization and Standing.  Seller is a corporation duly formed,
          -------------------------
validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in, and is in good standing in each jurisdiction where such qualification is necessary, all of which jurisdictions are listed on Schedule 6.1, and Seller has all necessary corporate power and
              ------------
authority under its certificate of incorporation and by-laws to own, lease and operate the Station Assets and to carry on the business and operations of the Station as now conducted and as proposed to be conducted by it between the date hereof and the Closing Date.

     6.2  Authorization and Binding Obligation.  Seller has all necessary
          ------------------------------------
corporate power and authority to enter into and perform its obligations under this Agreement, the Time Brokerage Agreement and the transactions contemplated hereby and thereby, and Seller's execution, delivery and performance of this Agreement and the Time Brokerage Agreement have been duly and validly authorized by all necessary corporate action on its part. This Agreement and the Time Brokerage Agreement have been duly executed and delivered by Seller and constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

     6.3  Absence of Conflicting Agreements or Required Consents.  Except as
          ------------------------------------------------------
set forth in Article IV with respect to governmental consents or disclosed in
Schedule 6.3 or 6.9, the execution, delivery and performance of this Agreement
- -------------------
and the Time Brokerage Agreement by Seller (a) do not require the consent of any
                                            -
third party; (b) will not violate any provision of Seller's certificate of
              -
incorporation or by-laws; (c) will not violate any applicable law, judgment,
                           -
order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which it or the Station Assets are bound; (d) will not, either alone or with the giving of notice or the passage of
        -
time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, Real Property Lease or Station License; and (e) will not
                                                                  -
result in the creation of any Lien on any of the Station Assets.

     6.4  Governmental Authorization.  Schedule 6.4 contains a true and
          --------------------------   ------------
complete list of the Station Licenses, and there are no other licenses, permits or other authorizations from governmental or regulatory authorities required for the lawful conduct of the business and operations of the Station in the manner and to the full extent it is now conducted. Seller is the valid and legal holder of the Station Licenses and none is subject to any restriction or condition which limits in any material respect the conduct of the business and operations of the Station in the manner and to the full extent it is now conducted. Seller has delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. Except as may be set forth in Schedule 6.4, Seller has no knowledge of
                                        ------------
any applications, complaints or notices of violation or proceedings pending before the FCC relating to the conduct of the business or operations of the Station other than proceedings affecting the broadcasting industry generally or in-market rule makings or other public proceedings not specifically relating to the Station nor, to Seller's knowledge, are any such actions threatened. The Station Licenses were validly issued and are in full force and effect and Seller has no knowledge that they are impaired by any act or omission of Seller or any of its Affiliates, or the officers, employees or agents of Seller or any of its Affiliates. The Station is being operated in all material respects in accordance with the terms and conditions of the Station Licenses and the rules and regulations of the FCC. All ownership reports, renewal applications and other reports and documents required to be filed with the FCC by or on behalf of Seller with respect to the Station have been timely filed with the FCC, and all such reports, applications and other documents are true and complete. Seller has no reason to believe that the FCC will not renew the Station Licenses in the ordinary course for a full term without any material qualifications. There are no facts which, under the Communications Act or the existing rules and regulations of the FCC, would disqualify Seller from assigning the Station Licenses or from consummating the transactions contemplated herein or by the Time Brokerage Agreement within the times contemplated herein or therein. Seller maintains an appropriate public inspection file at the Station's studio in accordance with FCC rules. Schedule 6.4 contains a true and complete list of all
                           ------------
governmental and regulatory consents, approvals and waivers required in connection with the transactions contemplated hereby.

     6.5  Owned Real Property.  (a)  Schedule 6.5 contains a true and complete
          -------------------        ------------
list of all Owned Real Property setting forth the address for each parcel of Owned Real Property. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. No real property other than that listed on Schedule 6.5 or 6.6 is used
                                                     -------------------
in, held for use in connection with or necessary for the conduct of the business or operations of the Station.

     (b)  Except as set forth on Schedule 6.5(b),  to Seller's knowledge,  (i)
                                 ---------------                            -
the improvements upon each parcel of real property owned by Seller and the current use and operation of such real property conforms in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances and Seller has not received any written notice of any such nonconformity, (ii) the Owned Real Property is zoned for the purposes
                         --
for which it is currently being used by Seller, (iii) the improvements upon the
                                                 ---
Owned Real Property are in adequate operating condition and repair and (iv)
                                                                        --
there is no pending, threatened, or contemplated action to take by eminent domain or otherwise to condemn any portion of the Owned Real Property.

     (c)  Except as set forth on Schedule 6.5(c), Seller has good and marketable
                                 ---------------
title to the Owned Real Property in fee simple absolute. Seller has the exclusive right to use and occupy the Owned Real Property and Seller enjoys peaceful and undisturbed possession of the Owned Real Property. Except as set forth on Schedule 6.5(c), the Owned Real Property is free and clear of all
         ---------------
Liens.

     (d) The Station's transmission system (including the ground system) complies in all material respects with the rules and regulations of the FCC, the Station Licenses and underlying construction permits, and the standards of good engineering practice. The Station's ground system is complete and contains the requisite number of radials. The Station's ground system is accessible and is fully contained within the Owned Real Property. The Station operates within licenses parameters in both daytime and nighttime transmission, and its proofs of performance are current and complete and indicate such compliance.

     6.6  Real Property Leases.  (a)  Schedule 6.6(a) contains a true and
          --------------------        ---------------
complete list of all Real Property Leases.

     (b)  Except as set forth on Schedule 6.6 (b), (i) the improvements upon
                                 ----------------   -
each parcel of real property leased by Seller and the current use and operation of such real property conforms in all material respects to all restrictive covenants, conditions, easements, building, subdivision and similar codes and federal, state and local laws, regulations, rules, orders and ordinances and Seller has not received any written notice of any such nonconformity, (ii) the
                                                                       --
premises which are the subject of the Real Property Leases are zoned for the purposes for which they are currently being used by Seller, (iii) the
                                                             ---
improvements on the premises which are the subject of the Real Property Leases are in adequate operating condition and repair, (iv) there is no pending,
                                                 --
threatened, or contemplated action to take by eminent domain or otherwise to condemn any portion of any premises which are the subject of the Real Property Leases, (v) each Real Property Lease is legal, valid, binding, enforceable and
         -
in full force and effect and (vi) neither Seller nor any other party is in
                              --
default, violation or breach under any Real Property Lease where any such default, violation or breach, either individually or together with any other such defaults, violations or breaches, would reasonably be expected to have a material adverse effect on the assets, business or financial condition of the Station, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a material default, violation or breach thereunder.

     6.7  Title to and Condition of Personal Property.  Schedule 6.7 lists all
          -------------------------------------------   ------------
Personal Property which has an individual value of $1,000 or more. Except as described in Schedule 6.7, all of the items of Personal Property included in the
             ------------
Station Assets are in adequate operating condition and repair, normal wear and tear excluded, are insurable at standard rates, are performing satisfactorily, have been properly maintained in accordance with the manufacturers' recommendations and industry practices, are available for immediate use and are adequate for the purposes for which they are being used in the business and operations of the Station.

     6.8  Intellectual Property.  Schedule 6.8 contains a true and complete
          ---------------------   ------------
list and description of all Intellectual Property. The Intellectual Property is either owned or validly licensed by Seller and Schedule 6.8 identifies which
                                               ------------
Intellectual Property is so owned and which is so licensed. Seller has delivered to Buyer copies of all material documents regarding any Intellectual Property, if any, establishing such rights, licenses or other authority. Seller has no knowledge of any pending or threatened proceeding or litigation affecting, or with respect to, any Intellectual Property. Seller is in compliance in all material respects with the terms of any license of any Intellectual Property and Seller has received no notice and Seller has no knowledge of any infringement or unlawful use of any Intellectual Property. The conduct of the business of the Station does not infringe the rights of any third party in respect of any Intellectual Property. Seller has not sold, licensed or otherwise disposed of any Intellectual Property to any Person and Seller has not agreed to indemnify any Person for any patent, trademark or copyright infringement. Schedule 6.8 lists all of the Intellectual
                                     ------------
Property which have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign.

     6.9  Contracts.  (a)  Schedule 6.9 lists all (i) employment agreements
          ---------        ------------            -
relating to employees of the Station for which the base salary payable by the employer exceeds $30,000 per year and (ii) all other Contracts which involve
                                       --
payment to or from the Station in excess of $50,000 during the term of such Contract, except (i) leases for Personal Property which are described in
                  -
Schedule 6.7 and (ii) licenses for Intellectual Property which are described in
- ------------      --
Schedule 6.8.
- ------------

     (b) Seller has delivered to Buyer true and complete copies of all written Contracts, or true and complete memoranda describing the terms of all oral Contracts. Seller has complied in all material respects with all Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement and is not in default under any of the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement where any such default, either individually or together with any other such defaults, would reasonably be expected to have a material adverse effect on the assets, business or financial condition of the Station. Seller has not granted or been granted any material waiver or forbearance with respect to any of the Contracts. No other contracting party is in default under any of the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement where such default, either individually or together with any other such defaults, would reasonably be expected to have a material adverse effect on the assets, business or financial condition of the Station. Except as set forth in Schedule 6.9, Seller has full legal power and authority
                       ------------
to assign its rights under the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement to Buyer on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not require the consent of any third party or affect the validity, enforceability and continuity of any of the Contracts to be assumed by Buyer hereunder or under the Time Brokerage Agreement.

     6.10  Personnel Information.  (a)  Seller has previously delivered to
           ---------------------
Buyer a true and complete list of all persons employed at the Station, each such person's compensation and bonus arrangements and the Employee Plans listed in

Schedule 6.11, if any, applicable to each such person.  Seller is not a party to
- -------------
any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedules 6.9 and 6.11. Except as described in
                                 ----------------------
Schedule 6.10, Seller has no knowledge that any employee of the Station
- -------------
currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement, the Time Brokerage Agreement or otherwise.

     (b)  Except as disclosed in Schedule 6.11, Seller is not a party to or
                                 -------------
subject to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller at the Station. There are no pending unfair labor practice charges relating to the Station and there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting the Station.

     6.11  Employee Benefit Plans.  Schedule 6.11 sets forth a true and
           ----------------------   -------------
complete list of each employee or retiree benefit or compensation plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which Seller is bound or that is or has been established or maintained or in respect of which Seller has ever had any obligation to contribute (each, an "Employee Plan"). Except pursuant to an Employee Plan, Seller has no fixed or contingent liability or obligation to or in respect of any person now or formerly employed at the Station or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' com pensation. Seller has neither incurred nor reasonably expects to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of the Station under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and no event, transaction or condition has occurred or exists which could result in any such liability. Each of the Employee Plans has been operated and administered in all material respects in accordance with all applicable laws, including but not limited to ERISA and the Code. Seller has made all material contributions to all multiemployer pension and welfare benefit plans within the meaning of Title I of ERISA.

     6.12  Litigation.  Seller is not subject to any judgment, award, order,
           ----------
writ, injunction, arbitration decision or decree affecting the Station or any of the Station Assets or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken in connection with this Agreement or the Time Brokerage Agreement. Except as set forth in Schedule
                                                                   --------
6.12, there is no claim, litigation, proceeding or investigation pending or
- ----
threatened, against or affecting the Station or any of the Station Assets whether or not covered by insurance, which seeks damages (monetary or otherwise) in excess of $50,000 in any single instance or $250,000 in the aggregate, or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken by Seller in connection with this Agreement or the Time Brokerage Agreement.

     6.13  Compliance with Laws.  (a)  Seller is operating in material
           --------------------
compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Station, and its use of the Station Assets does not violate any such laws, regulations or orders in any material respect.

     (b)  (i) the Station is not causing interference in violation of FCC rules
           -
to the transmission of any other broadcast station or communications facility and has not received any complaints with respect thereto and (ii) no other
                                                              --
broadcast station or communications facility is causing interference in violation of FCC rules to the Station's transmissions or the public's reception of such transmissions.

     6.14  Transaction with Affiliates.  Except as set forth on Schedule 6.14,
           ---------------------------                          -------------
all of the Stations Assets are owned or leased by Seller, and no Affiliate of Seller or any other Person owns or leases property or is a party, including, without limitation, as lessor or lessee, to any Contract or Real Property Lease affecting or relating to the operations of the Station. Neither Seller nor any Affiliate of Seller owns, directly or indirectly, on an individual or joint basis, any material interest in any third party which is a party to any Contract. There are no agreements, arrangements or understandings between Seller and any third party pursuant to which the Station receives, as a result of its ownership by Seller, discounts, bonuses or other favorable arrangements that will not be available to the Station after the Closing.

     6.15  Financial Statements.  Schedule 6.15 contains true and complete
           --------------------   -------------
copies of the Financial Statements. The Financial Statements have been prepared in accordance with United States generally accepted accounting principles consistently applied. The Financial Statements accurately reflect and fairly present in all material respects the financial condition and the results of the operations and cash flows of the Station as of the dates and for the periods indicated. Except for liabilities or obligations (a) as and to the extent
                                                  -
expressly reflected or reserved against on the balance sheet of the Station as of March 31, 1996 included in the Financial Statements, (b) incurred since March
                                                         -
31, 1996 in the ordinary course of business, (c)
                                              -
which in the aggregate are not material to Seller or (d) disclosed on Schedule
                                                      -               --------
6.15, Seller has no liabilities or obligations of any nature, whether accrued,
- ----
absolute, contingent or otherwise, relating to the Station.

     6.16  Absence of Changes or Events.  Except as disclosed in Schedule 6.16,
           ----------------------------                          -------------
since March 31, 1996, the operations and business of the Station have been conducted in all material respects only in the ordinary course and Seller has not, except in the ordinary course of business, purchased, sold, assigned or otherwise transferred any of the Station Assets.

     6.17  Insurance.  The business, properties (including the Station Assets)
           ---------
and employees of the Station are insured against loss, damage or injury in amounts listed in Schedule 6.17, which shows all insurance policies held by
                  -------------
Seller relating to such business, properties and employees, together with the policy limits, type of coverage, location of the property covered, annual premium, premium payment dates and expiration date of each of the policies. All such insurance policies are in full force and effect.

     6.18  Taxes.  Except for any Taxes imposed in connection with the Time
           -----
Brokerage Agreement, no event has occurred or condition exists that could result in any liability being imposed on Buyer by any taxing authority for any Taxes due or to become due of Seller for any taxable period, or imposed with respect to the Station Assets for any taxable period or portion thereof ending on or before the Cut-Off Time.

     6.19  Environmental Matters.  (a)  Except as set forth in the Phase I
           ---------------------
Environmental Site Assessment for WWRC Radio Transmission Site, 6000 Ager Road, Hyattsville, Maryland, dated June 1996, prepared by Greenhorne & O'Mara, Inc. (the "Phase I"), all operations and uses of the Owned Real Property and the premises which are the subject of the Real Property Leases are in compliance with all Environmental Laws. Seller has obtained all environmental, health and safety permits necessary for the operation of the Station, and all such permits are in full force and effect and Seller is in compliance with the terms and conditions of all such permits. Seller has not received any notice, and Seller is not aware of, any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of Environmental Laws by Seller or any tenants or subtenants of Seller, or otherwise involving the Owned Real Property or the premises which are the subject of the Real Property Leases.

     (b) Except as set forth in the Phase I, there has been no release (nor is there any substantial threat of a release) of any Hazardous Substance at or from the Owned Real Property or the premises which are the subject of the Real Property Leases in amounts or concentrations requiring remediation under or that would violate current Environmental Laws. Except as set forth in the Phase I, there are no Hazardous Substances present on the Owned Real Property or the premises which are the subject of the Real Property Leases except for ordinary quantities of properly stored Hazardous Substances found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance. Except as set forth in the Phase I, there are no underground storage tanks, or underground piping associated with such tanks, on the Owned Real Property or the premises which are the subject of the Real Property Leases. The representations and warranties set forth in Sections 6.4, 6.12 and 6.13 shall not apply to environmental matters and instead the representations and warranties set forth in this Section 6.19 shall apply.

     6.20  Bankruptcy.  No insolvency proceedings of any character, including,
           ----------
without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of the Station Assets, are pending or threatened, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

     6.21  Station Assets.  Except as set forth in Schedule 6.21, Seller has
           --------------                          -------------
good and valid title to the Station Assets free and clear of all Liens, except for Permitted Liens. Seller owns or has the right to use all of the Station Assets necessary to operate the Station as currently conducted.

     6.22  Foreign Investment in Real Property Tax Act.  Seller is not a
           -------------------------------------------
"foreign person" within the meaning of Section 1445 of the Code, and Seller shall deliver to Buyer at Closing an affidavit to this effect.

     6.23  Disclosure.  None of this Agreement or any certificate or other
           ----------
document delivered in connection with the transactions contemplated by this Agree ment contains any untrue statement of a material fact or omits any statement of a material fact necessary to make any statement contained herein or therein not mis leading.


                                  ARTICLE VII

                              COVENANTS OF SELLER
                              -------------------

     7.1  Interim Operation.  Except (a) as provided by or in furtherance
          -----------------           -
of the Time Brokerage Agreement, (b) as permitted by this Agreement or (c) with
                                  -                                     -
the prior written consent of Buyer:

     (a) Seller shall not take any action which could result in the business or operations of the Station not being conducted in the ordinary course of business, consistent with past practices, and Seller shall not take any action which could adversely effect the ongoing operations and assets of the Station;

     (b) Seller shall not sell, assign, lease or otherwise transfer or dispose of any of the Station Assets, unless the same shall be replaced with assets of equal or greater value and utility;

     (c) Seller shall not create, assume or permit to exist any Lien of any nature whatsoever (except Permitted Liens) upon the Station Assets, except for those in existence on the date of this Agreement, all of which will be removed on or prior to the Closing Date;

     (d) Seller shall operate the Station in all material respects in ac cordance with the FCC's rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders; and shall not fail to prose cute with due diligence any pending application to the FCC, and shall not cause or permit by any act, or failure to act, any of the Station Licenses to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceeding for the suspension, revocation or material adverse modification of any of the Station Licenses;

     (e) Seller shall not waive any material right under any Non-LMA Contract or Station License;

     (f) Seller shall not enter into any Non-LMA Contracts relating to the Station or the Station Assets;

     (g) Seller shall timely make all payments required to be paid under any Non-LMA Contract when due and otherwise pay all liabilities and satisfy all obligations within 90 days of invoice;

     (h) Seller shall maintain the insurance policies on the Station and the Station Assets listed in Schedule 6.17 or their equivalent; and
                           -------------

     (i) If the broadcast transmissions of the Station from its main broadcast antenna at full authorized power is interrupted or impaired, Seller shall use its reasonable best efforts to restore transmissions at full authorized power as soon as reasonably possible.

     7.2  Access to Station.  Without in any way limiting the rights and
               -----------------
obligations of the parties under the Time Brokerage Agreement, between the date of this Agreement and the Closing Date, Seller shall give Buyer and Buyer's counsel, accountants, lenders, engineers and other representatives, reasonable access during normal business hours to all of Seller's properties, records and employees relating exclusively to the Station, including the data underlying the Financial Statements, and shall furnish Buyer with all information that Buyer reasonably requests concerning the Station. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Station.

     7.3  Third-Party Consents.  Seller at its own cost shall use all reasonable
          --------------------
best efforts to obtain the consent of any third parties listed on Schedule 4.3
                                                                  ------------
6.3 or 6.8 necessary for the assignment to Buyer of any Contract to be assigned
- ----------
hereunder or under the Time Brokerage Agreement.

     7.4  Notification.  At all times prior to the Closing, Seller shall
          ------------
promptly notify Buyer in writing of any fact, condition, event or occurrence that will or could reasonably be expected to result in the failure of any representation or warranty of Seller made in this Agreement to be true and complete in all material respects, promptly upon becoming aware of the same.

     7.5  No Inconsistent Action.  Seller shall not take any action which
          ----------------------
is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement. Seller shall not willfully take any action that would disqualify or impair Seller as (a) assignor of the Station Licenses or (b) licensee, owner and
           -                                       -
operator of the Station.

     7.6  Estoppel Certificates; Consent and Waiver.  Subject to Section
          -----------------------------------------
11.1(c)(v), Seller shall use all reasonable best efforts to obtain estoppel certificates containing customary provisions and consents and waivers from any lessor of any material Station Asset that Buyer requests at least 15 Business Days before the Closing Date.


                                 ARTICLE VIII

                             ADDITIONAL COVENANTS
                             --------------------

     Buyer and Seller covenant and agree that for the applicable periods set forth below, they shall act in accordance with the following:

     8.1  Reasonable Best Efforts.  Prior to the Closing, each party shall
          -----------------------
use its reasonable best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement.

     8.2  Control of Station.  Without in any way limiting the rights and
          ------------------
obligations of the parties under the Time Brokerage Agreement, prior to the Closing, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Station. Such operations shall be the sole responsibility of Seller and, subject to the provisions of Article VII, shall be in its complete discretion.

     8.3  Employees.   As of the Commencement Date (as defined in the Time
          ---------
Brokerage Agreement), Seller shall terminate all of the Station's employees, except as otherwise provided in the Time Brokerage Agreement. Seller shall be liable for all severance and other benefits to which those persons employed by the Station on or prior to the Commencement Date are entitled as a result of their employment by Seller prior to the Commencement Date under all Employee Plans, applicable law or otherwise.

     8.4  Renewal of Contracts.   Prior to the Closing, Seller shall use
          --------------------
its reasonable best efforts to renew any Non-LMA Contract to be assumed by Buyer hereunder which by its terms expires or terminates between the date of this Agree ment and the Closing Date, provided that any such renewal shall be on terms and conditions reasonably satisfactory to Buyer.

     8.5  Post-Closing Covenants.  (a)  For a period of three years after
          ----------------------
the Closing Date, each party agrees to make available to the other party after Closing, upon request, any records, files, documents and correspondence of the Station or the Station Assets that are reasonably determined by such party to be necessary or appropriate in connection with the filing of any report with a governmental agency or the prosecution or defense of any claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, to which the requesting party is a party. The requesting party shall reimburse the other party for any expenses incurred pursuant to this Section 8.5, including reimbursement for the time of any of such party's employees, including any employees of the Station. Each party shall exercise its rights under this Section 8.5 so as not to unreasonably interfere with or disrupt the operations of the other party.

     (b) For a period of three years after the Closing Date, at least 30 days prior to discarding or destroying any books or records relating to the Station Assets that are being sold hereunder, each party shall give the other party notice of its intended action and an opportunity for such party to retain any of the books or records proposed to be discarded or destroyed by the other party.

                                  ARTICLE IX

              CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
              ---------------------------------------------------

     The obligations of Buyer at the Closing are subject to satisfaction of each of the following conditions:

     9.1  Representations, Warranties and Covenants.  (a)  All
          -----------------------------------------
representations and warranties of Seller made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

     (b) All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to Closing Date shall have been complied with or performed.

     9.2  Governmental Consents.  The conditions specified in Article IV of
          ---------------------
this Agreement shall have been satisfied, any applicable waiting period under the HSRA shall have expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement and the FCC Consent shall have become a Final Order and shall contain no condition that has or, in Buyer's good faith judgment, will have a material adverse effect upon the Station.

     9.3  Adverse Proceedings.  No action, suit, proceeding, litigation or
          -------------------
investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

     9.4  Deliveries.  Seller shall have made all the deliveries set forth in
          ----------
Section 11.1.

     9.5  WEBR.  Buyer or one or more of its Affiliates shall have acquired
          ----
substantially all of the assets of radio station WEBR (FM), Washington, D.C.

                                   ARTICLE X

             CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE
             ----------------------------------------------------

     The obligations of Seller at the Closing are subject to satisfaction of each of the following conditions:

     10.1  Representations, Warranties and Covenants. (a)  All representations
           -----------------------------------------
and warranties of Buyer made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

     (b) All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed.

     10.2  Governmental Consents.  The conditions specified in Article IV of
           ---------------------
this Agreement shall have been satisfied, any applicable waiting period under the HSRA shall have expired or been earlier terminated without receipt of any objection or the commencement or threat of any litigation by any governmental authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement and the FCC Consent shall have become a Final Order.

     10.3  Adverse Proceedings.  No action, suit, proceeding, litigation or
           -------------------
investigation shall be pending or threatened by any governmental authority which questions the validity or legality of this Agreement or any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby. No injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.

     10.4  Deliveries.  Buyer shall have made all the deliveries set forth in
           ----------
Section 11.2.

     10.5  WEBR.  Seller shall have transferred substantially all of the
           ----
assets of radio station WEBR (FM), Washington, D.C., to Buyer or one or more of its Affiliates.

                                  ARTICLE XI

                   DOCUMENTS TO BE DELIVERED AT THE CLOSING
                   ----------------------------------------

     11.1  Documents to be Delivered by Seller.  At the Closing, Seller shall
           -----------------------------------
deliver or cause to be delivered to Buyer the following:

     (a) certificate of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Section 9.1;

     (b) opinion of counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Buyer;

     (c) instruments of conveyance and transfer, in form and substance reasonably satisfactory to counsel to Buyer, effecting the sale, assignment, transfer and conveyance of the Station Assets to Buyer, including, but not limited to, the following:

     (i) bargain and sale deed with grantor's covenants for each parcel of Owned Real Property, together with any necessary transfer declarations or affidavits;

     (ii) assignments of Real Property Leases;

     (iii) assignments of the Station Licenses;

     (iv) bills of sale for all Personal Property;

     (v) any estoppel certificates, consents and waivers obtained by Seller pursuant to Section 7.6;

     (vi) assignment of the Intellectual Property set forth on Schedule 6.8; and
                                                               ------------

     (vii) assignments of any Non-LMA Contracts;

     (d) certified resolutions of the board of directors of Seller, authorizing the execution, delivery and performance of this Agreement and the Time Brokerage Agreement;

     (e) an affidavit to the effect that Seller is not a "foreign person" within the meaning of Section 1445 of the Code; and

     (f) such other documents as may reasonably be requested by Buyer's counsel.

     11.2  Documents to be Delivered by Buyer.  At the Closing, Buyer shall
           ----------------------------------
deliver or cause to be delivered to Seller the following:

     (a) certificate of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying to the fulfillment of the conditions specified in Section 10.1;

     (b) immediately available wire-transferred funds as provided in Section 2.4(a);

     (c) instruments, in form and substance reasonably satisfactory to counsel to Seller, pursuant to which Buyer assumes pursuant to Article III the obligations, liabilities, commitments and responsibilities with respect to the Station Assets;

     (d) opinion of counsel to Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller and Buyer;

     (e) certified resolutions of the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Time Brokerage Agreement; and

     (f) such other documents as may be reasonably requested by Seller's counsel.


                                  ARTICLE XII

                       TRANSFER TAXES; FEES AND EXPENSES
                       ---------------------------------

     12.1  Transfer Taxes and Similar Charges.  Except as provided in
           ----------------------------------
Section 7.3, all costs of transferring the Station Assets in accordance with this Agreement shall be allocated among the parties as follows:

     (a)  Buyer shall pay (i) all costs related to title insurance and
                           -
  surveys with respect to the transfer of the Owned Real Property and (ii) any
                                                                       --
  and all Taxes that may be imposed by any taxing authority in the nature of sales or use Taxes as a result of the transfer of the Station Assets from Seller to Buyer; and

     (b) all other costs and expenses of transferring the Station Assets shall be divided equally between Buyer and Seller.

As between Buyer and Seller, the party that has the primary responsibility under applicable law for filing any return in respect of Taxes described in this
Section 12.1 shall prepare such return, subject to the other party's approval, which approval shall not be unreasonably withheld, and timely file such return.

     12.2  Expenses.  Except as set forth in Section 12.1, each party hereto
           --------
shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.


                                 ARTICLE XIII

                      BROKER'S COMMISSION OR FINDER'S FEE
                      -----------------------------------

     13.1  Buyer's Representation and Agreement to Indemnify.  Buyer
           -------------------------------------------------
represents and warrants to Seller that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Buyer further agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities and expenses (in cluding reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Buyer.

     13.2  Seller's Representation and Agreement to Indemnify.  Seller
           --------------------------------------------------
represents and warrants to Buyer that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based. Seller further agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by Seller.

                                  ARTICLE XIV

                                INDEMNIFICATION
                                ---------------

     14.1  Indemnification by Seller.  (a)  General.  Seller agrees to indemnify
           -------------------------        -------
and hold harmless Buyer, its Affiliates and the officers, directors, employees, agents, advisers and representatives of Buyer and its Affiliates ("Buyer Indemnitees") from and against, and pay or reimburse each Buyer Indemnitee for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in connection with the investigation or defense thereof or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

     (i) any inaccuracy of any representation or warranty made by Seller herein or in any certificate, document or instrument delivered to Buyer pursuant to
  Section 11.1;

     (ii) any failure of Seller to perform any covenant or agreement here under;

     (iii) any claims of third parties with respect to the business and operations of the Station or the ownership of the Station Assets prior to the Closing not expressly assumed by Buyer under Article III;

     (iv) any liabilities, obligations, commitments, responsibilities of Seller not expressly assumed by Buyer under Article III;

     (v) the environmental conditions on, under, above, or about any assets, equipment or facilities (other than the Station Assets) owned, leased or operated at any time by Seller, or any of its predecessors or Affiliates; and

     (vi) any failure of Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation Buyer hereby waives compliance by Seller with any applicable bulk sales laws).

     (b)  Limitations on Indemnification.
          ------------------------------

     (i) Notwithstanding anything in Section 14.1(a) of this Agreement to the contrary, Seller shall not be required to make any indemnification payments under clause (i) of Section 14.1(a) until the aggregate amount of Losses resulting from or arising out of the matters referred to in Section 14.1(a)(i) exceeds $200,000; provided that if the aggregate amount of such Losses exceeds
                    --------
  such amount, Seller shall be required to indemnify Buyer Indemnitees for all Losses indemnifiable under Section 14.1(a)(i) without regard to such $200,000 limitation.

     (ii) Seller's obligations to make any indemnification payments of any kind under Section 14.1(a) shall be limited to $5,000,000.

     (iii) No claim may be brought by a Buyer Indemnitee under this Agreement for breach of a representation or warranty contained in this Agree ment unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the first anniversary hereof. In the event such a notice is given, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied.

     (c)  Exclusive Remedy.  Except for the remedies provided in Section 16.1,
          ----------------
subsequent to the Closing indemnification under this Section 14.1 shall be the exclusive remedy of Buyer Indemnitees with respect to any legal, equitable or other claim for relief based upon this Agreement or the certificates, documents and in struments delivered by Seller in connection herewith.

     14.2  Indemnification by Buyer.  (a)  General.  Buyer agrees to indemnify
           ------------------------        -------
and hold harmless Seller, its Affiliates and the officers, directors, em ployees, agents, advisers and representatives of each such Person ("Seller Indemnitees") from and against, and pay or reimburse Seller Indemnitee for, any and all Losses resulting from or arising out of:

     (i) any inaccuracy in any representation or warranty made by Buyer herein or in any certificate, document or instrument delivered to Seller pursuant to Section 11.2;

     (ii) any failure of Buyer to perform any covenant or agreement hereunder;

     (iii) any liabilities, obligations, commitments or responsibilities of Seller expressly assumed by Buyer under Article III; and

     (iv) the ownership of the Station Assets or the operation of the Station subsequent to the Closing, except to the extent such Loss relates to any liabilities, obligations, commitments or responsibilities of Seller not expressly assumed by Buyer under Article III or results from any inaccuracy of any representation or warranty made by Seller herein or in any certificate, document or instrument delivered to Buyer pursuant to Section 11.2 or any failure of Seller to perform any covenant or agreement hereunder.

     (b)  Limitations on Indemnification.
          ------------------------------

     (i) Notwithstanding anything in Section 14.2(a) of this Agreement to the contrary, Buyer shall not be required to make any indemnification payments under clause (i) of Section 14.2(a) until the aggregate amount of Losses resulting from or arising out of the matters referred to in Section 14.2(a)(i) exceeds $200,000; provided that if the aggregate amount of such Losses exceeds such amount, Buyer shall be required to indemnify Seller Indemnitees for all Losses indemnifiable under Section 14.2(a)(i) without regard to such $200,000 limitation.

     (ii) Buyer's obligation to make any indemnification payments of any kind under Section 14.2(a) shall be limited to $5,000,000.

     (iii) No claim may be brought by a Seller Indemnitee under this Agreement for breach of a representation or warranty contained in this Agree ment unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the first anniversary hereof. In the event such a notice is given, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied.

     (c)  Exclusive Remedy.  Except for the remedies provided in Section
          ----------------
16.2, subsequent to the Closing indemnification under this Section 14.2 shall be the exclusive remedy of Seller Indemnitees with respect to any legal, equitable or other claim for relief based upon this Agreement or the certificates, documents and in struments delivered by Buyer in connection herewith.

     14.3  Indemnification Procedures.  In the case of any claim asserted by a
           --------------------------
third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (a) the counsel for
                                                            -
the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (b) the Indemnified
                                                            -
Party may participate in such defense at such Indemnified Party's expense, and
(c) the omission by any Indemnified Party to give notice as provided herein
- --
shall not relieve the Indemnifying Party of its indem nification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's tax liability or, if a Buyer Indemnitee is the Indemnified Party, the ability of Buyer to conduct the business of the Station, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. Notwithstanding the foregoing, the Indemnifying Party shall still provide indemnification to the Indemnified Party. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litiga tion subject to this
Section 14.3 and the records of each shall be available to the other with respect to such defense.


                                  ARTICLE XV

                              TERMINATION RIGHTS
                              ------------------

     15.1  Termination.  This Agreement may be terminated by either Buyer
           -----------
or Seller as set forth below, upon written notice to the other upon the occurrence of any of the following, provided that the party seeking to terminate is not in material default or breach of this Agreement:

     (a)  by Buyer or Seller:

     (i) if the Closing has not occurred by June 30, 1997;

     (ii) if the FCC denies the FCC Application or any part thereof or designates any part of it for a trial-type hearing; or

     (iii) if there shall be in effect any final judgment, final decree or order that would prevent or make unlawful the Closing.

     (b)  by Buyer:

     (i)  pursuant to Section 17.1;

     (ii) if the regular broadcast transmission of the Station from its main broadcasting antenna at full authorized effective radiated power is interrupted for a period of more than 72 hours in any single 30 day period as a result of or arising from any action or inaction by Seller;

     (iii) if any material representation or warranty of Seller made herein or in any certificate, document or instrument delivered by Seller hereunder is untrue or incomplete in any material respect and such breach is not cured within 10 Business Days of Seller's receipt of written notice from Buyer that such breach exists or has occurred; or

     (iv) if Seller defaults in the performance of any material covenant or agreement hereunder, including, without limitation, its obligation to close under this Agreement, and such breach is not cured within 10 Business Days of Seller's receipt of written notice from Buyer that such default exists or has occurred.

     (c)  by Seller:

     (i) if any material representation or warranty of Buyer made herein or in any certificate, document or instrument delivered by Buyer hereunder is untrue or incomplete in any material respect and such breach is not cured within 10 Business Days of Buyer's receipt of written notice from Seller that such breach exists or has occurred; or

     (ii) if Buyer defaults in the performance of any material covenant or agreement hereunder, including, without limitation, its obligation to close under this Agreement, and such breach is not cured within 10 Business Days, or in the case of payment of the Purchase Price one Business Day, of Buyer's receipt of written notice from Seller that such default exists or has occurred.

     15.2  Liability.  In the event of the termination of this Agreement under
           ---------
Section 15.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof, except that the provisions of Article XII, Article XVI and Sections 17.2 and 17.7 shall survive any such termination.


                                  ARTICLE XVI

                             REMEDIES UPON DEFAULT
                             ---------------------

     16.1  Specific Performance.  Seller recognizes that, in the event Seller
           --------------------
defaults in the performance of its obligations to close under this Agreement, monetary damages alone will not be adequate. Therefore, unless Buyer is in material default in the performance of its obligations under this Agreement, Buyer shall be entitled, in addition to any remedy available at law, including, without limitation, a suit for monetary damages, and its right to terminate this Agreement under Section 15.1, to instead obtain specific performance of the terms of this Agreement in lieu of any other remedy available at law. In any action to enforce specifically the performance of this Agreement, Seller shall waive the defense that there is another adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of Seller's obligations under the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, Buyer shall be entitled to obtain from Seller court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder. In the event Buyer elects to terminate this Agreement under any subsection of Section 15.1(a) or (b) as opposed to seeking specific performance under this Section 16.1 and Seller is in material breach or default hereunder, then Buyer shall be entitled to seek monetary damages.


                                 ARTICLE XVII

                               OTHER PROVISIONS
                               ----------------

     17.1  Risk of Loss.  The risk of loss or damage to any of the Station
           ------------
Assets prior to the Cut-Off Time shall be upon Seller. Seller shall repair, replace and restore to its prior condition any material damage to or loss of Station Assets as soon as possible. If Seller is unable or fails to restore or replace a lost or damaged material Station Asset prior to the Closing Date, Buyer may elect (a) to terminate this Agreement, but only if the failure to
                 -
restore or replace a lost or damaged material Station Asset continues for a period in excess of 60 days from the date that would be the Closing Date without consideration of this Section 17.1, (b) to consummate the transactions
                                     -
contemplated by this Agreement on the Closing Date, in which event Seller shall assign to Buyer at Closing Seller's rights under any insurance policy or pay over to Buyer all proceeds of insurance covering such Station Asset's damage, destruction or loss or (c) delay the Closing Date until a date within 15
                        -
Business Days after Seller gives written notice to Buyer of completion of the restoration or re placement of such Station Asset. If the delay in the Closing Date under this Section 17.1 would cause the Closing to occur at any time after the period permitted by the FCC Consent, Seller and Buyer shall file an appropriate request with the FCC for an extension of time within which to complete the Closing.

     17.2  Publicity.  Except as required by applicable law or with the other
           ---------
parties' express written consent, no party to this Agreement nor any Affiliate of any party shall issue any press release or make any public statement (oral or written) regarding the transactions contemplated by this Agreement.

     17.3  Benefit and Assignment.  (a)  This Agreement shall be binding upon
           ----------------------
and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Buyer nor Seller may assign this Agreement without the prior written consent of Buyer, in the case of any such assignment by Seller, or Seller, in the case of any such assignment by Buyer, except that
(i) Buyer may assign its rights and obligations under this Agreement to one or
 -
more of its Affiliates designated by Buyer in writing to Seller prior to the Closing Date, provided that any such assignment shall not relieve Buyer from any
              --------
of its obligations under this Agreement and provided that any such assignment does not delay the Closing Date, (ii) Buyer may assign its rights under Article
                                  --
XIV of this Agreement to any lender which provides financing in connection with the consummation of this Agreement and (iii) Buyer and Seller may each assign
                                        ---
its rights, but not its obligations, under this Agreement to the extent permitted under subsection (b) of this Section 17.3, provided that any such assignment does not delay the Closing Date.

     (b) Each party acknowledges that the other party may desire to effect this transaction as a part of an exchange of the Station Assets for other property of like kind within the meaning of section 1031 of the Code. Buyer and Seller may each assign its rights hereunder to a qualified intermediary as provided under Treasury Regulations section 1.1031(k)-1(g)(4) on or before the Closing Date, provided that such assignment shall be made without any cost or expense to the
- --------
other party and without the other party otherwise incurring any liability thereby and provided, further, that any such assignment shall not relieve either
            --------  -------
party from any of its obligations under this Agreement. Each party shall cooperate with the other party to effectuate any such exchange, provided that
                                                                --------
such cooperation would not result in any additional cost or expense to such party and such party would not otherwise incur any liability thereby. Without limiting the generality of this subsection (b), if either party has given notice of its intention to effect the transactions contemplated by this Agreement as part of a like-kind exchange within the meaning of section 1031 of the Code, (i)
                                                                              -
the other party shall promptly provide the first party with written acknowledgment of such notice and (ii) Seller shall at the Closing accept the
                                   --
payment of the Purchase Price
from the "qualified intermediary" rather than from Buyer (which payment shall discharge the obligation of Buyer under subsection (a) of Section 2.4, only if and to the extent Seller actually receives such payment from the "qualified intermediary" and Seller's right to such payment is not legally or otherwise impaired), and assign, transfer and convey the Station Assets to Buyer.

     17.4  No Third Party Beneficiaries.  Except as provided in Article XIV
           ----------------------------
and Section 17.3(a)(ii), nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective permitted successors and assigns.

     17.5  Nature of  Representations and Warranties; Entire Agreement;
           ------------------------------------------------------------
Amendments, etc.  (a)  It is the explicit intent and understanding of each of
- ---------------
the parties hereto that neither party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles V and VI.

     (b) This Agreement, the Time Brokerage Agreement, the Confidentiality Agreement, dated May 29, 1996, among Buyer, Evergreen Media Corporation of the Bay State, WKLB License Corp., Greater Media, Inc. and Seller, and the exhibits and schedules hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein or therein.

     (c) No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought.

     17.6  Interpretation.  The headings set forth in this Agreement are for
           --------------
convenience only and will not control or affect the meaning or construction of the provisions of this Agreement. References herein to "Seller's knowledge" or the "knowledge of Seller" shall mean the actual knowledge of Thomas J. Milewski. References herein to "Buyer's knowledge" or the "knowledge of Buyer" shall mean the actual knowledge of Scott K. Ginsburg.

     17.7  Choice of Law; Jurisdiction.  The construction and performance of
           ---------------------------
this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws, and the state and federal courts of New York shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Agreement.

     17.8  Notices.  All notices, requests, demands, letters, waivers and
           -------
other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b)
                                                -                         -
mailed, certified or registered mail with postage prepaid, (c) sent by next-day
                                                            -
or overnight mail or delivery or (d) sent by fax, as follows:
                                  -

To Seller:

        Greater Washington Radio, Inc.
        P.O. Box 1059
        Two Kennedy Boulevard
        East Brunswick, New Jersey 08816
        Attention:  Mr. Thomas J. Milewski
        Phone:  (908) 247-6161
        Fax:  (908) 247-4956

Copy to:

        Debevoise & Plimpton
        875 Third Avenue
        New York, New York  10022
        Attention:  Richard D. Bohm, Esq.
        Phone:  (212) 909-6226
        Fax:    (212) 909-6836

To Buyer:

        Evergreen Media Corporation of Los Angeles
        433 East Las Colinas Boulevard
        Suite 1130
        Irving, Texas  75039
        Attention:  Mr. Scott K. Ginsburg
        Phone:  (214) 869-9020
        Fax:    (214) 869-3671

Copy to:

        Latham & Watkins
        1001 Pennsylvania Avenue, N.W.
        Suite 1300
        Washington, D.C.  20004
        Attention:  Eric L. Bernthal, Esq.
        Phone:  (202) 637-2200
        Fax:    (202) 637-2201

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

or to such other person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified
 -                                                           -
or registered mail, on the fifth Business Day after the mailing thereof, (y) if
                                                                          -
by next-day or overnight mail or delivery, on the day delivered or (z) if by
                                                                    -
fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified or registered mail.

     17.9  Counterparts.  This Agreement may be executed in counterparts, both
           ------------
of which will be deemed an original and both of which together will constitute one and the same instrument.

     17.10  Further Assurances.  Seller shall at any time and from time to
            ------------------
time after the Closing execute and deliver to Buyer such further assignments, conveyances and other written assurances as Buyer may reasonably request in order to vest and confirm in Buyer (or its permitted assignees) the title and rights to and in all of the Station Assets to be and intended to be assigned, transferred and conveyed hereunder. After the Closing, Buyer and Seller will execute any further documents consistent with this Agreement, provide any further reasonably available information, and take any other actions not imposing significant financial or operational obligations in excess of the other obligations imposed by this Agreement, upon the request of the other party or based upon their reasonable determination that those actions are required to enable Buyer or Seller, as the case may be, to effectuate this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agree ment to be duly executed as of the date first written above.

                                                EVERGREEN MEDIA CORPORATION
                                                   OF LOS ANGELES


                                                By: ____________________________
                                                    Name:_______________________
                                                    Title:______________________


                                                GREATER WASHINGTON RADIO, INC.


                                                By: ____________________________
                                                    Name:_______________________
                                                    Title:______________________

                                       36